UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ekso Bionics Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	99-0367049 (I.R.S. Employer Identification No.)

1414 Harbour Way, Suite 1201 Richmond, California (Address of Principal Executive Offices)	94804 (Zip Code)

Amended and Restated 2014 Equity Incentive Plan
(Full Title of the Plan)

Jack Peurach, CEO
Ekso Bionics Holdings, Inc.
1414 Harbour Way, Suite 1201
Richmond, CA 94804
(510) 984-1761
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Alfredo B. D. Silva, Esq.
Morrison & Foerster, LLP
425 Market Street
San Francisco, CA 94105
(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, $0.001 par value per share:
—Amended and Restated 2014 Equity Incentive Plan	800,000	$8.11	$6,488,000	$707.85
TOTAL:	800,000		$6,488,000	$707.85

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the registrant’s common stock that become issuable under the Amended and Restated 2014 Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.11, the average of the high ($8.33) and low ($7.89) prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on February 24, 2021.

EXPLANATORY NOTE; INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENTS ON FORMS S-8 (NO. 333-232512; NO. 333-226037; NO. 333-220808; NO. 333-207131; NO. 333-198357)

This Registration Statement registers additional securities of the same class as other securities for which registration statements filed on Forms S-8 relating to Ekso Bionics Holdings, Inc.’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”) are already effective. Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of (a) the registration statement on Form S-8 (File No. 333-198357) that we filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2014 relating to the registration of 137,238 shares of our common stock authorized for issuance under the Plan (taking into account a 1-for-7 reverse stock split on May 4, 2016 and a 1-for-15 reverse stock split on March 24, 2020), (b) the registration statement on Form S-8 (File No. 333-207131) that we filed with the SEC on September 25, 2015, relating to the registration of 110,380 shares of our common stock authorized for issuance under the Plan (taking into account a 1-for-7 reverse stock split on May 4, 2016 and a 1-for-15 reverse stock split on March 24, 2020), (c) the registration statement on Form S-8 (File No. 333-220808) that we filed with the SEC on October 4, 2017, relating to the registration of 66,666 shares of our common stock authorized for issuance under the Plan (taking into account a 1-for-15 reverse stock split on March 24, 2020), (d) the registration statement on Form S-8 (File No. 333-226037) that we filed with the SEC on July 2, 2018, relating to the registration of 293,333 shares of our common stock authorized for issuance under the Plan (taking into account a 1-for-15 reverse stock split on March 24, 2020), (e) the registration statement on Form S-8 (File No. 333-232512) that we filed with the SEC on July 2, 2019, relating to the registration of 233,333 shares of our common stock authorized for issuance under the Plan (taking into account a 1-for-15 reverse stock split on March 24, 2020), and (f) the registration statement on Form S-8 (File No. 333-237527) that we filed with the SEC on April 1, 2020, relating to the registration of 333,334 shares of our common stock authorized under the Plan, in each case, in their entirety and including exhibits thereto. This Registration Statement provides for the registration of an additional 800,000 shares of common stock to be issued under the Plan. These 800,000 shares represent an increase in the number of shares of common stock reserved for issuance under the Plan, which increase was approved by the stockholders on December 29, 2020. As a result of the foregoing, the total number of shares of common stock registered for offer and sale under the Plan is now 1,974,284 (taking into account a 1-for-7 reverse stock split on May 4, 2016 and a 1-for-15 reverse stock split on March 24, 2020).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021;

(b) The registrant’s Current Reports on Form 8-K, filed with the SEC on January 13, 2021 (as to Item 8.01 only), February 8, 2021 and February 11, 2021; and

(c) The description of the registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37854) filed with the SEC on August 8, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
4.1	Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 19, 2015)
4.2	By-Laws of the Registrant (incorporated by reference from Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed on January 23, 2014)
4.3	Certificate of Change of Ekso Bionics Holdings, Inc. effective May 4, 2016 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2016)
4.4	Certificate of Amendment of Certificate of Incorporation of Ekso Bionics Holdings, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 27, 2017)
4.5	Certificate of Amendment to Articles of Incorporation of the Registrant, filed on March 24, 2020, effective as of March 24, 2020 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 24, 2020)
4.6	Form of specimen certificate (incorporated by reference from Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed on June 23, 2015)
5.1*	Opinion of Snell & Wilmer L.L.P.
23.1*	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)
23.2*	Consent of OUM & Co, LLP
24.1*	Power of Attorney (included in the signature page to this Registration Statement)
99.1	The Registrant’s Amended and Restated 2014 Equity Incentive Plan (incorporated by reference from Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A, filed on November 12, 2020)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California, on February 25, 2021.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer
(principal financial and accounting officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Ekso Bionics Holdings, Inc., hereby severally constitute and appoint Jack Peurach and John F. Glenn, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Steven Sherman Steven Sherman	Director and Executive Chairman	February 25, 2021

/s/ Jack Peurach Jack Peurach	Director and Chief Executive Officer (principal executive officer)	February 25, 2021

/s/ John F. Glenn John F. Glenn	Chief Financial Officer (principal financial and accounting officer)	February 25, 2021

/s/ Charles Li Charles Li, Ph.D.	Director	February 25, 2021

/s/ Ted Wang Ted Wang, Ph.D.	Director	February 25, 2021

/s/ Mary Ann Cloyd Mary Ann Cloyd	Director	February 25, 2021

/s/ Rhonda A. Wallen Rhonda A. Wallen	Director	February 25, 2021

/s/ Stanley Stern Stanley Stern	Director	February 25, 2021